AGENCY AND TRUST AGREEMENT

Effective Date:   ___July 12_____________, 2007

BETWEEN:

Cavalier Land Ltd. ("Broker")

(Land Agent)

- and -

Micron EnviroSystems, Inc. 5% interest ("Beneficiary")

(Company)

Lands: 4-10-089: 13;14;23;24
Document:	7407070281	Broker File No:	Beneficiary File No:
		4-0008-00-519
Document Date:	July 12, 2007

The Broker hereby acknowledges successful acquisition of an agreement relating to the Lands (the "Document") on behalf of the Beneficiary.  The Broker and the Beneficiary agree that:

1.

The Broker shall hold the Document and the Lands in trust, as a bare trustee, and act for and on behalf of the Beneficiary as the Beneficiary's fiduciary agent until the transfer of legal title to the Beneficiary or designated third party has been effected or until the Document has expired.

2.

The Broker has no beneficial interest in the Lands or the Document.

3.

Information obtained from the other party in connection with this agreement shall be kept strictly confidential, except to the extent that information is required to be disclosed for administration of the Document.

4.

The Broker shall forward promptly to the Beneficiary all written correspondence and shall promptly advise the Beneficiary of all oral communications which it receives which relate to the Lands or the Document.

5.

The Broker shall perform in a timely manner all reasonable requests made by the Beneficiary and all duties associated with the Document or required to carry out and give full effect to this agreement. If requested by the Beneficiary, the Broker shall remit rental payments and charges required to keep the Document in good standing.

6.

The Beneficiary agrees to pay the Broker, on a timely basis, the Broker's reasonable rates for the services provided.

7.

In the event of any conflict or inconsistency between the provisions of this agreement and those of a more comprehensive agreement between the Broker and the Beneficiary, the provisions of the more comprehensive agreement shall prevail, and nothing in this agreement will relieve either party from any obligation or liability that accrues under that comprehensive agreement.

8.

ALTERNATE _A__ below (Specify A or B):

ALTERNATE-A:

This agreement shall enure to the benefit of and shall be binding upon the successors and permitted assigns of the Beneficiary which assignment shall be made in accordance with the 1993 CAPL Assignment Procedure. This agreement is not assignable by the Broker.

ALTERNATE-B:

This agreement shall enure to the benefit of and shall be binding upon the respective successors and permitted assigns of the Broker and the Beneficiary.  Any assignment of interest in this agreement shall be made in accordance with the 1993 CAPL Assignment Procedure.

The parties have executed this agreement effective as of the Effective Date.

CAVALIER LAND LTD.

           MICRON ENVIROSYSTEMS, INC.

PER: __/s/ R. Ashley Craib_______

PER: __/s/ Negar Towfigh________________

           R. Ashley Craib, Mineral Land Manager